As filed with the Securities and Exchange Commission on October 25, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IAC/INTERACTIVECORP

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	555 West 18th Street New York, New York 10011	59-2712887
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

IAC/INTERACTIVECORP 2000 DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

IAC/INTERACTIVECORP 2007 DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

(Full Title of the Plans)

GREGORY R. BLATT, ESQ.
Executive Vice President, General Counsel and Secretary
IAC/InterActiveCorp
555 West 18th Street
New York, New York 10011
(Name and Address of Agent For Service)

(212) 314-7300
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
IAC Common Stock, par value $0.001 per share	131,000	$27.50	$3,602,500	$110.60

(1)           This Form S-8 covers up to 131,000 shares of IAC/InterActiveCorp Common Stock, par value $0.001 per share (“IAC Common Stock”), issuable upon the settlement of (i) 31,000 share units accrued and outstanding under the IAC/InterActiveCorp 2000 Deferred Compensation Plan for Non-Employee Directors and (ii) up to 100,000 share units available for accrual under the IAC/InterActiveCorp 2007 Deferred Compensation Plan for Non-Employee Directors.

(2)           Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Form S-8 also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(3)          Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act. $3,602,500 equals (i) the product of (a) 131,000 shares of IAC Common Stock and (b) $27.50, the average of the high and low sales prices for IAC Common Stock reported on The Nasdaq National Market on October 24, 2007, which were $27.96 and $27.03, respectively.

(4)           Calculated by multiplying 0.00003070 by the proposed maximum aggregate offering price.

INTRODUCTION

This Registration Statement on Form S-8 (the “Registration Statement”) of IAC/InterActiveCorp, a Delaware corporation (“IAC” or the “Registrant”), relates to up to 131,000 shares of IAC common stock, par value $.001 per share (“IAC Common Stock”), issuable upon the settlement of (i) 31,000 share units accrued and outstanding under the IAC/InterActiveCorp 2000 Deferred Compensation Plan for Non-Employee Directors (the “2000 Director Deferred Plan”) and (ii) up to 100,000 share units available for accrual under the IAC/InterActiveCorp 2007 Deferred Compensation Plan for Non-Employee Directors (the “2007 Director Deferred Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in the prospectus for each of the 2000 and 2007 Director Deferred Plans, both of which the Registrant has excluded from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents previously filed by IAC with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

1.             IAC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

2.             IAC’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007; and

3.             the description of IAC Common Stock contained in IAC’s Registration Statement on Form 8-A/A, filed with the Commission on August 12, 2005.

All documents subsequently filed by IAC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

 Not applicable.

Item 5.    Interests of Named Experts and Counsel.

 Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Registrant’s Restated Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant’s Amended and Restated By-Laws provide that the directors and officers (and legal representatives of such directors and officers) will be indemnified to the fullest extent authorized by the Delaware General Corporation Law with respect to third-party actions, suits, investigations or proceedings provided that any such person has met the applicable standard of conduct set forth in the Delaware General Corporation Law described below. The Registrant’s Amended and Restated By-Laws further provide that directors and officers (and legal representatives of such directors and officers) will be indemnified with respect to actions or suits initiated by such person only if such action was first approved by the Registrant’s Board of Directors. The Registrant’s Amended and Restated By-Laws allow the Registrant to pay all expenses incurred by a director or officer (or legal representatives of such directors or officers) in defending any proceeding in which the scope of the indemnification provisions as such expenses are incurred in advance of its final disposition, upon an undertaking by such party to repay such expenses, if it is ultimately determined that such party was not entitled to indemnity by the Registrant. From time to time, officers and directors may be provided with indemnification agreements that are consistent with the foregoing provisions and, to the extent such officers and directors serve as executive officers or directors of subsidiaries of the Registrant, consistent with the indemnification provisions of the charter documents of such subsidiaries. The Registrant has policies of directors’ and officers’ liability insurance which insure directors and officers against the costs of defense, settlement and/or payment of judgment under certain circumstances. The Registrant believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

Section 145 of the General Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent who was or is a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Item 7.    Exemption from Registration Claimed.

 Not applicable.

Item 8.    Exhibits.

 See Exhibit Index.

Item 9.    Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering; and

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 25th day of October, 2007.

IAC/INTERACTIVECORP

By:	/s/ THOMAS J. MCINERNEY
	Name:	Thomas J. McInerney
	Title:	Executive Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of October 25, 2007:

Name and Signature	Title

Chairman of the Board and Chief Executive Officer (Principal
/s/ BARRY DILLER*	Executive Officer)
Barry Diller

/s/ VICTOR A. KAUFMAN*	Vice Chairman and Director
Victor A. Kaufman

/s/ THOMAS J. MCINERNEY*	Executive Vice President and Chief Financial Officer
Thomas J. McInerney

/s/ MICHAEL H. SCHWERDTMAN*	Vice President and Controller (Principal Accounting Officer)
Michael H. Schwerdtman

/s/ WILLIAM H. BERKMAN*	Director
William H. Berkman

/s/ EDGAR BRONFMAN, JR.*	Director
Edgar Bronfman, Jr.

/s/ DONALD R. KEOUGH*	Director
Donald R. Keough

/s/ BRYAN LOURD*	Director
Bryan Lourd

/s/ JOHN C. MALONE*	Director
John C. Malone

/s/ ARTHUR C. MARTINEZ*	Director
Arthur C. Martinez

/s/ STEVEN RATTNER*	Director
Steven Rattner

/s/ GEN. H. NORMAN SCHWARZKOPF*	Director
Gen. H. Norman Schwarzkopf

/s/ ALAN G. SPOON*	Director
Alan G. Spoon

/s/ DIANE VON FURSTENBERG*	Director
Diane Von Furstenberg

*By:	/s/ THOMAS J. MCINERNEY
Thomas J. McInerney
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
3.1

Restated Certificate of Incorporation of IAC/InterActiveCorp (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Commission on August 12, 2005).

3.2

Certificate of Designations of Series B Cumulative Convertible Preferred Stock of IAC/InterActiveCorp (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Commission on August 12, 2005).

3.3	Amended and Restated By-Laws of IAC/InterActiveCorp (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 20, 2002).

5.1	Opinion of the General Counsel of IAC/InterActiveCorp as to the legality of the shares to be issued.

10.1

IAC/InterActiveCorp 2000 Deferred Compensation Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

10.2

IAC/InterActiveCorp 2007 Deferred Compensation Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of the General Counsel of IAC/InterActiveCorp (included in Exhibit 5.1).

24.1	Powers of Attorney.